Exhibit 10.1
DATED 21 DECEMBER 2012

SHARE PURCHASE AGREEMENT

RELATING TO THE PURCHASE OF SHARES IN

WASTE 2 RENEWABLE LTD

BETWEEN

MR ALEX ROBERT GRAHAM MATTHIAS, MR DAVID JOHN COLLETT, MR PHILIP ANTHONY BOALER,
MR MICHAEL KENNETH GORDON, MR RICHARD MALCOLM LINDLEY, MR SIMON JAMES BARNES
AND MR JAMES FREDERICK FINLAY CAMPBELL

AND

GREENWORLD INTERNATIONAL RESOURCES LIMITED

This agreement is dated 21 DECEMBER 2012

PARTIES

(1)
Greenworld International Resources Limited whose registered office is at No. 1 Main Street, Blessington, County Wicklow, Republic of Ireland (incorporated in Ireland, company registration number 334380) (Buyer);

(2)	Alexandre Robert Graham Matthias of 4 Beaumaris Close, Haslingden, Rossendale BB4 6TS (Mr Matthias);

(3)	David John Collett of 82 Isis Lakes, Spine Road East, South Cerney, Cirencester, Gloucestershire GL7 5TL (Mr Collett);

(4)	Philip Anthony Boaler of 4 Scampton Road, Worsop S81 7RF (Mr Boaler);

(5)	Michael Kenneth Gordon of Shorefield Road, Marchwood, Southampton, Hampshire SO40 4SR (Mr Gordon);

(6)	Richard Malcolm Lindley of 24 Castle Gate, Castle Mews, Bedford MK40 3UT (Mr Lindley);

(7)	Simon James Barnes of 1 Brook Cottages, Logmore Lane, Westcott, Dorking, Surrey RH4 3JN (Mr Barnes); and

(8)	James Frederick Finlay Campbell of Furzen Wood, Abinger Lane, Abinger Common, Dorking, Surrey RH5 6HZ (Mr Campbell), (parties (2) to (8) inclusive being herein referred to as the Sellers).

BACKGROUND

The Sellers have agreed to sell and the Buyer has agreed to buy the Sale Shares on and subject to the terms and conditions of this agreement.

AGREED TERMS

1.	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Accounts: the audited financial statements of the Company as at and to the Accounts Date in 2012, including the balance sheet and profit and loss account (together with the notes thereon), the cash flow statement and the auditor's and directors' reports.

Accounts Date: 31st July.

Business Day: a day (other than a Saturday, Sunday or public holiday) when banks in England are open for business.

Business Plan: the business plan in the agreed form relating to the Company.

Buyer's Solicitor: Law Partners Solicitors Limited, a private company limited by shares, whose registered office is at St Johns Chambers, Klaco House, 28-30 Saint Johns Square, London EC1 M 4DN (company registration number 04256219).

Claim and Substantiated Claim: have the meanings set out respectively in clause 6. Companies Act: the Companies Act 2006.

Company: Waste 2 Renewable Ltd whose registered office is at 41 Knowsley Street, Bury, Lancashire, United Kingdom, BL9 OST, further details of which are set out in Part 1 of Schedule 2.

Completion: completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Date: the date of this agreement.

Confidential Information: all information (including know how and trade secrets) not in the public domain relating to:

(a) the Company; or

(b) any member of the Buyer's Group;

which any of the Sellers has received or obtained at any time.

Connected: in relation to a person, has the meaning contained in section 1122 of the Corporation Taxes Act 2010.

Consideration Shares: 3,126,400 shares of Greenworld Development Inc (a company incorporated in the State of Nevada, USA, under company number 980206030), to be issued to the Sellers as part of the Purchase Price.

Costs: all claims, obligations, liabilities, losses, damages, costs (including reasonable legal costs) and expenses (including Taxation) in each case of any nature whatsoever, whensoever and howsoever arising.

Covenants: the covenants and undertakings contained in Clause 7.

Customer: a person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of the Company.

Director: each person who is a director or shadow director of the Company, the names of whom are set out in Schedule 2.

Disclosed: disclosed (with sufficient details to enable the Buyer to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter.

Disclosure Letter: the letter from the Sellers to the Buyer with the same date as this agreement that is described as the disclosure letter, together with the bundle of documents attached to it (Disclosure Bundle), each in the agreed form.

Employee: a person who is employed by the Company.

Encumbrance: any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security, interest, title, retention or any other security agreement or arrangement.

Executive: an Employee, Director, agent or officer of the Company.

Exercise Notice: the written notice given by the Buyer in accordance with clause 8.

Group: in relation to a company, that company, its subsidiaries, any company of which it is a subsidiary (its holding company) and any other subsidiaries of any such holding company; and each company in a group is a member of the group.

Unless the context otherwise requires, the application of the definition of Group to any company at any time shall apply to the company as it is at that time.

HMRC: HM Revenue & Customs.

Interim Period: the period between the Completion Date and the completion of the transfer of the Option Shares or the termination of the Option Period.

Lapse: the lapse of the Option in accordance with clause 8.

Lease: a lease of the Property in the agreed form to be entered into between Mr Matthias co guardian Sipp, F.E.4 Limited and the Buyer.

Option: the option granted in favour of the Seller by clause 8.

Option Period: the time of 12 months from 2nd July 2013 in which the Buyer may exercise the Option, as set out in clause 8.

Option Shares: the 152 ordinary shares of £1.00 each in the capital of the Company legally and beneficially owned by the Buyer and any other shares, stock or securities referred to in clause 8.

Potential Customer: a person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding the Completion Date, negotiating with the Company for the supply by the Company of goods or services as deemed to be included in the restricted services.

Prohibited Area: (a) the entire geographic area within which the Company has, in the period prior to the Completion Date, carried on business, together with (b) the entire geographic area within which (as envisaged by the Business Plan) it is contemplated that the Company will carry on business in the period of twelve months following the Completion Date, and together with (c) the rest of the United Kingdom, the Channel Islands, the Isle of Man and the Republic of Ireland.

Property: land and building situate on the North West side of Oakfield Lane, Warsop, Notts, registered at HM Land Registry under title number NT385069.

Purchase Price: the sum of £400,000 (four hundred thousand pounds).

Resigning Executive: any Executive expressed in the minutes (of the board meeting of the Company to be held at Completion) to be resigning.

Resolution: a resolution of the shareholders of the Company in the agreed form (as mentioned in paragraph 1.4 of Schedule 3).

Restricted Executive: Mr Matthias and Mr Collett and Mr Boaler.

Restricted Period: the period of one year.

Restricted Services: goods and/or services in the renewable power and generation industry and tyre storage and tyre conversion.

Sale Shares: the 152 ordinary shares of £1.00 each in the Company (constituting 76% of the issued share capital of the Company), all of which have been issued and are fully paid.

Sellers' Representative: Mr Matthias (being one of the Sellers).

Sellers' Solicitors: Forbes Solicitors, Rutherford House, 4 Wellington Street (St. Johns), Blackburn, BB1 8DD.

Service Agreements: the service agreements in the agreed form to be entered into on the date of this agreement between (a) (1) the Company and (2) Mr Matthias and (b) (1) the Company and (2) Mr Boaler.

Taxation: All taxes, including income tax, capital gains tax, value added tax, customs and other import duties, stamp duty, stamp duty reserve tax, inheritance tax, national insurance contributions, general and water rates, council tax and any payment whatsoever which the Company may be or become bound to make to any person (whether in respect of the liability of the Company or of any other person) as a result of the operation of any enactment relating to taxation and all penalties, charges and interest relating to any claim, or assessment for taxation levied, assessed or imposed by governmental (whether central or local) authorities and other agencies or bodies having lawful authority in whatever country so to do.

Third Party Offer: an offer by a third party for the Option Shares.

Warranties: the warranties and representations set out in clause 5 and Schedule 4. Warrantors: Mr Matthias and Mr Collett.

1.2	Clause headings shall not affect the interpretation of this agreement.

1.3	References to clauses and schedules are to the clauses and schedules of this agreement. References to paragraphs are to paragraphs of the relevant schedule.

1.4
A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality) and that person's legal and personal representatives, successors and permitted assigns.

1.5	The schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement and any reference to this agreement includes the schedules.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and in the plural include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8
A reference to a statute, statutory provision or subordinated legislation is a reference to it as it is in force for the time being, taking account of any amendment or re- enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts; provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9	Writing or written includes faxes but not e-mail (unless otherwise expressly provided in this agreement).

1.10	Documents in agreed form are documents in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

1.11	Any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.12	Unless otherwise expressly provided, the obligations and liabilities of the Sellers under this agreement are joint and several.

1.13	References to this agreement include this agreement as amended or varied in accordance with its terms.

2.	SALE AND PURCHASE

2.1
On the terms of this agreement, with effect from Completion, the Sellers shall sell, and the Buyer shall buy, the Sale Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to them including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement.

2.2	Each of the Sellers waives any rights or pre-emption conferred on him by the Articles of Association of the Company or otherwise over those of the Sale Shares agreed to be sold by the other Sellers.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	PURCHASE PRICE

3.1
The Purchase Price for the Sale Shares is £400,000 which shall be discharged by the Buyer (in the manner, and at the times, described below) as to (a) three quarters (£300,000) by the Buyer procuring the issue to the Sellers of Consideration Shares and (b) one quarter (£100,000) payable in cash by the Buyer to the Sellers (in each case apportioned between the Sellers in the proportions set opposite their respective names in Schedule 1).

3.2	The Purchase Price shall be deemed to be reduced by the amount of any payment made to the Buyer for a breach of any Warranty.

4.	COMPLETION

4.1	Completion shall take place on the Completion Date at any place or time as agreed in writing by the Sellers and the Buyer.

4.2	At Completion the Sellers shall:

	(a)	deliver or cause to be delivered the documents and evidence set out in Schedule 3;

	(b)	procure that a board meeting of the Company is held at which the matters identified in Schedule 3 are carried out;

	(c)	deliver the heads of agreement of the Lease; and

	(d)	deliver any other documents referred to in this agreement as being required to be delivered by them.

4.3	At Completion the Buyer shall:

(a)
deliver a certified copy of the statutory required documentation to allot shares to the Sellers and copies of all resolutions passed by the shareholders of the Buyer and the directors authorising the allotment;

(b)
procure the delivery to the Sellers of share certificates for Consideration Shares (in accordance with their respective entitlements hereunder), on the basis that the share certificates so delivered shall be marked "restricted" (or in such other terms as shall indicate that the relevant Seller is restricted in carrying out any disposal of his consideration Shares in the period of twelve (12) months following Completion;

	(c)	deliver to Mr Matthias and to Mr Boaler copies of their Service Agreements, duly executed by the Company;

	(d)	enter into the Lease on terms to be agreed between the parties;

	(e)	enter into a shareholders' agreement with the remaining shareholders of the Company on terms to be agreed between the parties; and

	(f)	deliver a certified copy of the resolutions of the shareholders and the directors authorising the transaction and execution of this agreement.

4.4
As soon as possible after Completion the Sellers shall send to the Buyer (at the Buyer's registered office for the time being, or at such other place as the Buyer may nominate for the purpose) all records, correspondence, documents, files, memoranda and other papers relating to the Company not required to be delivered at Completion and which are not kept at the Property.

4.5
No later than 4pm on 1st July 2013 the Buyer shall pay one quarter of the Purchase Price (an aggregate of £100,000) by electronic transfer to the respective bank accounts of the Sellers as notified in writing by each Seller to the Buyer (and in accordance with their respective entitlements thereto), and payment made in accordance with this sub-clause shall constitute a valid discharge of the Buyer's relevant obligation.

5.	WARRANTIES AND INDEMNITY

5.1	The Warrantors warrant and represent to the Buyer at Completion that each Warranty is true, accurate and not misleading on the date of this agreement except as Disclosed.

5.2
Without prejudice to the right of the Buyer to claim on any other basis or take advantage of any other remedies available to it, if any Warranty is breached or proves to be untrue or misleading, the Sellers shall pay to the Buyer on demand:

(a) the amount necessary to put the Company into the position they would have been in if the Warranty had not been breached or had not been untrue or misleading; and

(b)
all costs and expenses (including, without limitation, damages, claims, demands, proceedings, costs, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer or the Company as a result of such breach or of the Warranty being untrue or misleading (including a reasonable amount in respect of management time).

A payment made in accordance with the provisions of this clause 5.2 shall include any amount necessary to ensure that, after any Taxation of the payment, the Buyer (or, as the case may be, the Company) is left with the same amount it would have had if the payment was not subject to Taxation.

5.3	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

6.	LIMITATIONS ON CLAIMS

6.1	The definitions and rules of interpretation in this clause 6 apply in this agreement.

Claim: a claim for breach of any of the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the party against whom such Claim is brought, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal.

A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

6.2	This clause limits the liability of the Warrantors in relation to any Claim.

6.3	The liability of the Warrantors for all Substantiated Claims when taken together shall not exceed £100,000 (one hundred thousand pounds).

6.4
The Warrantors shall not be liable for a Claim unless the Claim is a Substantiated Claim and the amount of a Substantiated Claims or a series of Substantiated Claims when taken together exceeds £8,000, in which case the whole amount (and not just the amount by which the limit in this clause 6.4 is exceeded) is recoverable by the Buyer.

6.5	The Sellers are not liable for any Claim to the extent that the Claim:

(a) relates to matters Disclosed; or

(b) relates to any matters specifically and fully provided for in the Accounts.

6.6
The Warrantors are not liable for a Claim unless the Buyer has given the Sellers' Representative notice in writing of the Claim (summarising the nature of the Claim, and the estimated amount thereof, in each case as far as known to the Buyer at the time) within the period of 18 months beginning with the Completion Date.

6.7	Nothing in this clause 6 applies to a Claim that arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Warrantors, their agents or advisers.

6.8	The Buyer shall, and shall procure that the Company shall, take all reasonable steps to avoid or mitigate any loss or liability which may give rise to a Claim or other breach of this agreement.

6.9	The Buyer agrees that except as provided in this agreement rescission shall not be available as a remedy for any breach of this agreement and agrees not to claim that remedy

6.10	The Buyer shall not be entitled to make a Claim if and to the extent that the facts or circumstances giving rise to the Claim:

	(a)	are known or ought reasonably to be known to the Buyer at Completion, whether as a result of its investigation of the Company or otherwise; or

	(b)	are not known to the Warrantors at the date of this agreement.

6.11	No Claim shall be admissible and the Warrantors shall not be liable in respect thereof to the extent that:

	(a)	the liability arises as a result of the failure by either the Company or the Buyer to act in accordance with the reasonable request or directions of the Sellers; or

(b)
the liability arises as a result of or is otherwise attributable wholly or partly to any voluntary act, transaction or omission of the Company or the Buyer or their respective directors, employees or agents on or after Completion; or

	(c)	the liability arises wholly or partly out of or as a result of the sale and purchase of the Sale Shares pursuant to this agreement; or

	(d)	any Claim or the subject matter thereof has been or is made good or is otherwise compensated for (otherwise than by the Buyer or any member of the Buyer's Group); or

	(e)	the liability comprises penalties, charges or interest arising directly or indirectly from any act, transaction or omission of the Buyer or the Company after Completion; or

	(f)	the matter to which the Claim relates:

(i) is in respect of lost goodwill or possible business; or

(ii) arises wholly or partly from an act or omission of the Company or the Buyer required by law;

(iii) such Claim is wholly or partly attributable to any voluntary act, omission, transaction or arrangement carried out at the request of or with the consent of the Buyer before Completion.

6.12
If, in respect of any matter which would give rise to a Claim, the Buyer, the Company is entitled to make a claim under any policy of insurance, then no such matter shall be the subject of a Claim and no Claim shall lie unless and until the Buyer, the Company has made a claim against its insurers. Liability in respect of any such Claim shall then be reduced by the amount recovered under such policy of insurance (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from its insurers), or extinguished if the amount recovered exceeds the amount of the Claim.

6.13
Where the Buyer or the Company is at any time entitled to recover from some other person (not being the Buyer or any member of the Buyer's Group or the Company's Group) (Third Party) any sum in respect of any matter giving rise to a Claim, the Buyer shall take all reasonable steps to enforce such recovery before making a Claim.

6.14
If the Buyer recovers any amount from a Third Party, the amount of the Claim shall then be reduced by the amount recovered (less all reasonable costs, charges and expenses incurred by the Buyer in recovering that sum from such Third Party) or be extinguished if the amount recovered exceeds the amount of the Claim.

6.15
If the Warrantors make a payment to the Buyer in respect of a Claim and the Buyer subsequently becomes entitled to recover any amount from a Third Party in respect of the matter that gave rise to the Claim, the Buyer shall take all reasonable steps to enforce such recover and shall repay to the Warrantors as soon as possible the lesser of:

	(a)	an amount equal to the amount recovered from the Third Party (less all Costs incurred by the Buyer in recovering that sum from the Third Party); and

	(b)	an amount equal to the sum paid to the Buyer by the Warrantors in respect of the Claim.

6.16	If any amount is repaid to the Warrantors by the Buyer in accordance with clause 6.12, an amount equal to the amount so repaid shall be deemed never to have been paid by the Warrantors to the Buyer.

6.17
No liability shall arise in respect of any Claim to the extent that such liability arises or is increased wholly or partly as a result of any legislation not in force at the date of this agreement which takes effect retrospectively.

6.18
The Buyer shall, as soon as practicable, inform (or procure that the Company informs) the Sellers' Representative in writing of any claim by any third party (Third Party Claim) which comes to the notice of the Buyer or any other member of the Buyer's Group whereby it appears that the Warrantors are likely to become liable under any Claim.

6.19
The Buyer shall, and shall procure that the Company shall, take such action and give such information and assistance as the Sellers' Representative may reasonably request in writing to avoid, dispute, resist, mitigate, compromise, or defend any Third Party Claim and to appeal against any judgment given in respect of any Third Party Claim.

6.20
On the written request of the Sellers' Representative, the sole conduct of any legal proceedings of whatsoever nature arising out of any Third Party Claim (Proceedings) shall be delegated to the Sellers. For this purpose, the Buyer shall give or procure to be given to the Warrantors all such assistance as the Sellers' Representative may reasonably require and shall appoint such solicitors and other professional advisers as the Sellers' Representative may nominate to act on behalf of the Buyer or the Company or any of its Subsidiaries in accordance with the Sellers' Representative's instructions.

6..21	Where Proceedings are delegated to the Warrantors in accordance with clause 6.17:

(a)
the Warrantors shall at all times (and, in any event, forthwith upon written request therefor, from the Buyer to the Sellers' Representatives), and as a pre-condition of any continuing obligation of the Buyer under clauses 6.16 and/or 6.17, keep the Buyer fully and promptly informed of the Proceedings, shall consult the Buyer on any matter which is or is likely to be material in relation to any Proceedings and shall take account of all reasonable requirements of the Buyer in relation to such Proceedings; and

(b)
the Warrantors shall not make any settlement or compromise of the Third Party Claim which is the subject of Proceedings, or agree to any matter in the conduct of such Proceedings which may affect the amount of the liability in connection with such Third Party Claim without the prior written approval of the Buyer, such approval not to be unreasonably withheld or delayed and provided always that, in the event of the Buyer refusing approval of such settlement or compromise, the Warrantors shall have no liability in respect of any Claim arising therefrom in excess of the figure at which the Warrantors could have settled or compromised the relevant Third Party Claim. The Buyer shall be liable for any costs incurred since the proposed date of settlement or compromise.

6.22
If any Claim arises by reason of some liability of the Company which, at the time that Claim is notified to the Sellers' Representative, is contingent only or otherwise not capable of being quantified, the Warrantors shall not be under any obligation to make any payment in respect of that Claim unless and until that liability ceases to be contingent or becomes capable of being quantified, as the case may be, provided that the provisions of clause 6.6 shall not apply to that Claim.

7.	RESTRICTIONS ON THE RESTRICTED EXECUTIVES

7.1
Each of the Restricted Executives severally covenants with and undertakes to the Buyer and to the Company that he shall not (whether alone or jointly with another and whether directly or indirectly) at any time during the Restricted Period:

(a)
carry on or be employed, engaged or interested economically or otherwise in any manner whatsoever in any business carried on in any part of the Prohibited Area which is in competition with on the Restricted Services; and/or

	(b)	seek the custom of any Customer for the purpose of providing that Customer with Restricted Services.

7.2	Each of the Restricted Executives severally covenants with and undertakes to the Buyer and to the Company that he shall not (whether alone or jointly with another and whether directly or indirectly):

	(a)	at any time after Completion, use in the course of any business:

(i) the words (or style) "WASTE 2 RENEWABLE" or "W2R";

(ii)
any trade or service mark, business or domain name, design or logo which, at Completion, was or had been used by the Company (or was, as envisaged in the Business Plan, envisaged to be used by the Company); or

(iii) anything which is confusingly similar to such words, mark, name, design or logo;

	(b)	subject to clause 7.3, at any time after Completion use or divulge to any person any Confidential Information.

7.3
Clause 7.2(b) shall not apply to Confidential Information that is or becomes public knowledge other than as a direct or indirect result of such information being disclosed in breach of this agreement. A Restricted Executives may disclose any Confidential Information to the extent that the disclosure is required by law or by a regulatory body, court or governmental or administrative authority competent to require such disclosure, provided that the Restricted Executives in question shall (unless prohibited by law) consult the Buyer and take into account any reasonable requests that the Buyer may have in relation to the disclosure before making it.

7.4	Nothing in this clause 7 prevents the Restricted Executives (or any of them) from holding for investment purposes only:

	(a)	any units of any authorised unit trust; or

	(b)	not more than 5% of any class of shares or securities of any company traded on any recognised stock exchange.

7.5
Each of the covenants in this clause 7 is a separate covenant and undertaking by each Restricted Executives in relation to himself and his interests and shall be enforceable by the Buyer and/or the Company separately and independently of their respective rights to enforce any one or more of the other such covenants. The Parties consider that in the context of the transaction effected by this agreement each of such covenants is fair, reasonable, necessary and legitimate, but if any such covenant shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced, that covenant shall apply with such modifications as may be necessary to make it valid and effective.

7.6	Each Restricted Executive acknowledges that he has taken (or has had ample opportunity to take) independent legal advice on the covenants in this clause 7.

7.7	The consideration for the covenants in this clause 7 is included in the Purchase Price.

8.	OPTION

8.1	The Buyer grants to the Sellers an option to purchase all of the Option Shares on the terms set out in this clause 8.

8.2	The Option may only be exercised if the following condition has not been satisfied:

(a) the Purchase Price has not been received in full and cleared funds by the Sellers by 4pm on 1st July 2013.

8.3	If the condition specified in clause 8.2 has not been satisfied or waived by the Sellers the Sellers may exercise the Option in accordance with the provisions of this clause 8 by notice to the Buyer.

8.4	The Option Shares shall be sold with full title guarantee free from all liens, charges and encumbrances and with all rights attached to them at the date of completion of the Option

8.5	The date of exercise of the Option is the date on which the Sellers serve an Exercise Notice on the Buyer and not the date on which the Buyer is deemed to receive the Exercise Notice.

8.6
If a Third Party Offer is made for the Company or the Option Shares before the expiry of the Option Period, the Sellers may, irrespective of whether the Option Period has commenced, exercise the Option at any time up to the last Business Day before expiry of the Third Party Offer. The Buyer shall, immediately on a Third Party Offer being made, give the Sellers written notice of the Third Party Offer and its right to exercise the Option.

8.7	The Option shall be exercised only by the Sellers giving the Buyer an Exercise Notice in accordance with this clause which shall include:

(a) the date on which the Exercise Notice is given;

(b) a statement to the effect that the Buyer is exercising the Option;

(c)
a date, which is no less than five and no more than 15 Business Days after the date of the Exercise Notice, on which completion of the transfer of the Options Shares by the Sellers' Representative is to take place; and

(d) a signature by or on behalf of the Buyer.

8.8	Once given, an Exercise Notice may not be revoked without the written consent of the Sellers.

8.9	The Consideration payable on exercise of the Option shall be satisfied in cash at Completion.

8.10	The Consideration shall £1.00 (one pound).

8.11	Completion of the transfer of the Option Shares shall take place at an address of the Sellers' request on the date specified in the Exercise Notice.

8.12	The Buyer shall deliver to the Sellers at Completion:

(a) stock transfer forms in respect of the Option Shares duly completed in favour of the Sellers (or such persons as the Sellers may direct);

	(b)	share certificates in respect of the Option Shares; and

	(c)	a waiver of any applicable pre-emption rights, duly signed by (or on behalf of) all members of the Company.

8.13
The Buyer shall, so far as it is able, procure that on presentation of the stamped stock transfer forms relating to the Option Shares to the Company together with the relevant share certificate, it shall be approved and the Sellers (or other transferee) shall be entered in the Company's shareholder register as the holder of the Option Shares.

8.14
Following Completion, each of the parties shall use its reasonable endeavours at the expense of the Buyer (other than in respect of stamp duty or stamp duty reserve tax) to ensure the registration of the Sellers (or as it directs) as the holder of the Option Shares.

8.15
If any Reorganisation takes place after the date of this agreement but prior to completion of the transfer of the Option Shares, all shares, stock and other securities (if any) to which the Buyer (or its nominees) become legally or beneficially entitled as a result of each such Reorganisation, and which derive (whether directly or indirectly) from the Option Shares, shall be deemed to be subject to the Option and shall be transferred to the Sellers (or as the Sellers may direct).

8.16	The Buyer represents and warrants to the Seller that it is, and will remain during the Option Period, the legal and beneficial owner of the Option Shares, subject only to the Option.

8.17
Until the earlier of completion of the transfer of the Option Shares and Lapse of the Option, the Buyer shall not, without the prior written consent of the Sellers sell, transfer or otherwise dispose of, or mortgage, charge, pledge or otherwise encumber its legal or beneficial interest in any of the Option Shares (or any interest in any of them).

8.18	The Buyer shall procure that until the earlier of completion of the transfer of the Options Shares and Lapse of the Option:

	(a)	no alteration is made to the Company's articles of association and no regulations that are inconsistent with them are adopted;

	(b)	the Company does not make any material change to its business; and

	(c)	the Company does not enter into any transaction that is not in the normal and proper course of conducting its business nor enter into any transaction which is not on arm's length terms.

8.19
Any dispute as to the effect of a Reorganisation shall be referred to an independent accountant to be nominated by the president for the time being of the Institute of Chartered Accountants in England and Wales (Independent Accountant).

8.20	The Independent Accountant shall use their best endeavours to reach their conclusions within 30 Business Days.

8.21	The fees of the Independent Accountant shall be borne equally by the parties, who shall be jointly and severally liable for such fees.

8.22	The Independent Accountant shall be deemed to be acting as an expert and not as an arbitrator and their determination as to the effect of a Reorganisation shall be final and binding on the parties.

9.	CONDITIONS BETWEEN EXCHANGE AND COMPLETION

9.1	The Buyer shall procure that at all times during the Interim Period, the Company shall carry on the Business in the normal course and in the manner provided in this clause
.
9.2	The Buyer shall procure that except with the prior written consent of the Sellers, the Company shall not (and shall not agree to):

	(a)	dispose of any material assets used or required for the operation of the Business; or

	(b)	allot any shares or other securities or repurchase, redeem or agree to repurchase or redeem any of its shares; or

	(c)	make any loan or cancel, release or assign any indebtedness owed to it or any claims held by it, other than in the ordinary course of the Business; or

	(d)	enter into any lease other than the Lease, lease-hire or hire-purchase agreement or agreement for payment on deferred terms; or

	(e)	declare or pay any dividend or make any other distribution of its assets; or

	(f)	create any Encumbrance over any of its assets or its undertaking; or

	(g)	incur any liability to the Seller, other than trading liabilities incurred in the normal course of the Business; or

	(h)	vary the terms on which it holds the Property or settle any rent review; or

	(i)	permit any of its insurance policies to lapse or do anything which would reduce the amount or scope of cover or make any of its insurance policies void or voidable.

9.3	At all times during the Interim Period, the Buyer shall:

	(a)	use its best endeavours to maintain the trade and trade connections of the Company;

	(b)	give to the Seller, as soon as possible, full details of any material change in the business, financial position or assets of the Company;

(c)
promptly provide the Seller, its agents and representatives with such information relating to the business and affairs of the Company, and such access to its books and records, as the Buyer may require from time to time;

	(d)	not induce, or attempt to induce (whether directly or indirectly), any of the employees of the Company to terminate their employment;

	(e)	use its best endeavours to enter into a Lease in respect of the property as soon as practicable post Completion in accordance with the provisions of clause 4.3(d) of this agreement.

10.	ANNOUNCEMENTS

No Party shall make any announcement relating to this agreement or its subject matter without the prior written approval of the other Parties (approval on behalf of all of the Sellers to be given by the Sellers' Representative) except as required by law or by any legal or regulatory authority of competent jurisdiction, provided that where any announcement is made in reliance on such exception, the announcing Party will (unless it is prohibited by law) use its reasonable endeavours to consult with the other Parties in advance in relation to such announcement. For the avoidance of doubt, it is stipulated that the Buyer's parent company will file an 8-K form with NASDAQ and at its sole discretion will issue a press release confirming the acquisition.

11.	FURTHER ASSURANCE

The Sellers shall (at their own expense) promptly execute and deliver all such documents, and do all such things, as the Buyer may from time to time reasonably require for the purpose of giving full effect to the provisions of this agreement.

12.	ASSIGNMENT

12.1	Except as provided otherwise in this agreement, no party may assign, or grant any Encumbrance or security interest over, any of its rights under this agreement or any document referred to in it.

12.2	Each party that has rights under this agreement is acting on its own behalf.

12.3
The Buyer may not assign its rights in the Interim Period. After the expiry of that Interim Period the Buyer may assign its rights, but not its obligations, under this agreement (or any document referred to in this agreement) (a) by way of security to any bank(s) and/or financial institution(s) lending money or making other banking facilities available to the Buyer, (b) to any member of its Group, or (c) to any person to whom it transfers the Sale Shares.

12.4	If there is an assignment:

(a) the Sellers may discharge their obligations under this agreement to the assignor until they receive notice of the assignment; and

(b) the assignee may enforce this agreement as if it were a party to it, but the Buyer shall remain liable for any obligations under this agreement.

13.	WHOLE AGREEMENT

13.1
This agreement, and any document referred to in it, constitute the whole agreement between the parties and supersede all previous agreements between the parties relating to its subject matter they cover.

13.2	Nothing in this clause 13 shall limit or exclude any liability for fraud.

14.	VARIATION AND WAIVER

14.1	Any variation of this agreement shall be in writing and signed by or on behalf of the parties.

14.2
Any waiver of any right under this agreement is only effective if it is in writing and it applies only to the party to whom the waiver is addressed and to the circumstances for which it is given, and shall not prevent the party who has given the waiver from subsequently relying on the provision it has waived.

14.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

14.4
No failure to exercise or delay in exercising any right or remedy provided under this agreement or by law constitutes a waiver of such right or remedy, or shall prevent any future exercise in whole or in part thereof.

14.5	No single or partial exercise of any right or remedy under this agreement shall preclude or restrict the further exercise of any such right or remedy.

14.6	Unless specifically provided otherwise, rights arising under this agreement are cumulative and do not exclude rights provided by law.

15.	COSTS

Unless otherwise provided, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by the party that incurred the costs.

16.	SELLERS' REPRESENTATIVE

16.1	Each of the Sellers unconditionally and irrevocably appoints the Sellers' Representative as:

(a)
his agent for service of process and any other documents in proceedings in England or in the Republic of Ireland or any other proceedings in connection with this agreement (or with any document referred to in it), and any claim form, judgment or other notice of legal process shall be sufficiently served on any Seller if delivered to the Sellers' Representative in accordance with clause 17; and

(b)
his sole representative and attorney for the purposes of accepting notices, granting any consent or approval, signing any documents or deeds and generally taking such action and doing such things on behalf of the Sellers as may be required in accordance with the provisions of this agreement;

and the Buyer shall be entitled to rely on anything done by the Sellers' Representative in accordance with this clause 16 as if such thing had been done by the relevant Seller.

16.2	Each of the Sellers unconditionally and irrevocably undertakes not to revoke the authority of the Sellers' Representative.

16.3
Each of the Parties agrees that, save in the case of fraud or bad faith, the Sellers' Representative shall have no personal liability whatsoever to the Buyer or to the Sellers in relation to his exercise of the powers and authorities conferred on him pursuant to this clause 16. The provisions of this clause 16.3 shall not, however, in any way affect the Sellers' Representatives' liability as a Seller.

17.	NOTICE

17.1	A notice or other communication given to a party under this agreement:

(a) shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

(b) shall, in the case of a notice to be given to:

(i)
any one or more of the Sellers, be given to the Sellers' Representative at his address as set out on page 2 above (or such other address as he may notify to the Buyer in accordance with this clause 17); and

(ii) the Buyer, be marked for the attention of Ms. Sinead Heinl and sent to the Buyer's registered office from time to time;

	(c)	shall be:

(i) delivered personally; or

(ii) delivered by commercial courier; or

(iii) sent by fax; or

(iv) sent by pre-paid first-class post or recorded delivery; or

(v) sent by airmail requiring signature on delivery.

17.2	Any notice or other communication shall be deemed to have been duly received:

	(a)	if delivered personally, at the time of delivery; or

	(b)	if sent by pre-paid first-class post or recorded delivery, 9.00 am two Business Days from the date of posting; or

	(c)	if delivered by commercial courier, on the date and at the time of signature of the courier's delivery receipt; or

	(d)	if sent by fax, at the time of transmission; or

	(e)	if sent by registered airmail, 9.00 am five Business Days after posting; or

	(f)	if sent through Document Exchange, 9.00 am two Business Days after being put into the Document Exchange.

17.3	For the purposes of this clause17:

	(a)	all times are to be read as local time in the place of deemed receipt; and

(b)
if deemed receipt under this clause 17 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on any Business Day), the notice or other communication is deemed to have been received when business next starts in the place of receipt.

17.4	To prove service it is sufficient to prove that:

	(a)	if sent by fax, the notice or other communication was transmitted by fax to the fax number of the party; or

	(b)	if sent by post, the envelope containing the notice or other communication was properly addressed and posted.

17.5	The provisions of this clause 17 shall not apply to the service of any proceedings or other documents in any legal action.

17.6	For the avoidance of doubt, a notice or other communication under this agreement shall not be validly served if sent by e-mail.

18.	INTEREST ON LATE PAYMENT

18.1
Where a sum is required to be paid under this agreement but is not paid before or on the date the parties agreed, the party due to pay the sum shall also pay interest on that sum for the period beginning with that date and ending with the date the sum is paid (and the period shall continue after as well as before judgment).

18.2	The rate of interest shall be 4% per annum above the base rate for the time being of Barclays Bank PLC. Interest shall accrue on a daily basis and be compounded quarterly.

18.3	This clause 18 is without prejudice to any claim for interest under the law.

19.	SEVERANCE

19.1
If any provision of this agreement (or part of any provision) is found by any court or other body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

19.2
If any invalid, unenforceable or illegal provision would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

20.	AGREEMENT SURVIVES COMPLETION

20.1	This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

21.	THIRD PARTY RIGHTS

21.1
This agreement and the documents referred to in it are made for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

21.2
Each of the parties represents to the others that their respective rights to terminate, rescind or agree any amendment, variation, waiver or settlement under, this agreement are not subject to the consent of any person that is not a party to this agreement.

21.3	The provisions of Clause 7 are intended to benefit the Company, and shall be enforceable by the Company to the fullest extent permitted by law.

22.	SUCCESSORS

22.1	The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and assigns.

23.	COUNTERPARTS

23.1	This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

24.	GOVERNING LAW AND JURISDICTION

24.1
This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England.

24.2
The parties irrevocably agree to submit to the exclusive jurisdictions of the courts of England and Wales over any claim or matter arising under or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

Schedule 1 Apportionment of Purchase Price

Seller's name	No of Sale Shares	Consideration Shares	Cash (£)

Mr Matthias	58	1,192,968	38,158.00
Mr Collett	58	1,192,968	38,158.00
Mr Boaler	14	287,958	9,210.50
Mr Gordon	7	143,979	4,605.25
Mr Lindley	7	143,979	4,605.25
Mr Barnes	4	82,274	2,631.50
Mr Campbell	4	82,274	2,631.50

TOTAL	152 (out of 200 =76%)	3,126,400(@ £1 = $1.5632 and @ $0.15 per share = £300,000)	£100,000

Schedule 2 Particulars of the Company

Part 1. The Company

Registered name:	Waste 2 Renewable Ltd

Registered number:	07694264

Trading names:	Waste 2 Renewable

Registered office:	41 Knowsley Street, Bury, Lancashire, United Kingdom, BL9 OST

Type of company:	Private company limited by shares

Place of incorporation:	England and Wales

Issued share capital:	200 ordinary shares of £1.00 each

Registered shareholders:	●	Mr Matthias
	●	Mr Boaler
	●	Mr Collett
	●	Mr Gordon
	●	Mr Lindley
	●	Mr Barnes
	●	Mr Campbell

Directors:	●	Mr Matthias
	●	Mr Boaler
	●	Mr Collett

Schedule 3 Completion

Part 1. What the Sellers shall deliver to the Buyer at Completion

At Completion, the Sellers shall deliver, or cause to be delivered, to the Buyer the following:

1.1	Transfers of the Sale Shares executed by the registered holders in favour of the Buyer or its nom inee(s);

1.2	The share certificates for the Sale Shares in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

1.3	the original of any power of attorney under which any document to be delivered to the buyer has been executed.

1.4	the service agreements duly executed (respectively) by Mr Matthias and Mr Boaler.

1.5
In relation to the Company, the statutory registers and minute books (written up to the time of Completion), the common seal, certificate of incorporation and any certificates of incorporation on change of name;

1.6	A duly executed written resignation, in the agreed form, of each Resigning Executive in relation to their office(s) and/or employment with the Company.

Part 2. Matters for the board meeting at Completion

The Sellers shall cause a board meeting of the Company to be held at Completion at which the following matters shall take place:

1.1	A resolution to register the transfer of the Sale Shares shall be passed at such board meeting of the Company, subject to the transfers being stamped at the cost of the Buyer.

1.2	Niall Shanahan, Hugh Daly and Sinead Heinl shall be appointed as directors of the Company to take office at the close of the meeting.

1.3	Jurist Consult International Legal & Financial Services Ltd shall be appointed as secretary of the Company with effect from the close of the meeting.

1.4
All the existing instructions and authorities in relation to the operation of the bank account(s) of the Company shall be revoked and replaced with new instructions and authorities to that bank in the form the Buyer requires.

1.5	The accounting reference date of the Company shall be changed to 31/12.

Schedule 4 Warranties

Part 1. General Warranties

1.	POWER TO SELL THE COMPANY

1.1	The Sellers have all requisite power and authority to enter into and perform this agreement in accordance with its terms and to enter into and perform the other documents referred to in it.

1.2
This agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on the Sellers in the terms of the agreement and such other documents.

1.3	Compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(a) any agreement or instrument to which any of the Sellers is a party or by which any of them is bound; or

(b) any law, regulation, order, judgment, decree or other restriction applicable to any of the Sellers.

2.	SHARES IN THE COMPANY

2.1	The Sale Shares constitute 76% of the allotted and issued share capital of the Company and are fully paid.

2.2	The Sellers are the legal and beneficial owners of the Sale Shares and are entitled to transfer full ownership of them on the terms set out in this agreement.

2.3	The Sale Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Sale Shares.

2.4
No right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

2.5	The Company has not declared, made or paid any dividends or other distributions.

3.	CONSTITUTIONAL AND CORPORATE DOCUMENTS

3.1
The Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power to conduct its business as conducted at the Completion Date.

3.2
Copies of the memorandum and articles of association or other constitutional and corporate documents of the Company are Disclosed and are true, accurate and complete in all respects and copies of all the resolutions and agreements required to be annexed to or incorporated in those documents by all applicable laws are annexed or incorporated to them.

3.3	All statutory books and registers of the Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

3.4
All returns, particulars, resolutions and other documents which the Company is required by law to file with or deliver to any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and filed or, as the case may be, delivered.

Signed as a Deed but not delivered until the date hereof By Michael Kenneth Gordon))) 21/12/12

In the presence of

Witness Signature ....

Name PATRICIA CLEMENTS

Address 10 SHOREFIELD ROAD. MARCHWOOD

Occupation STAFF NURSE

Signed as a Deed but not delivered until the date hereof By Richard Malcolm Lindley))) 21/12/12

In the presence of

Witness Signature ....

Name DOMINIQUE CADET

Address 78 RUE DE LONGCHAMP 75116 PARIS

Occupation COMPANY DIRECTOR

Signed as a Deed but not delivered until the date hereof By Simon James Barnes))) ....

In the presence of

Witness Signature ....

Name KERRY JENKINSON

Address 4 COTTAGE ROAD. WEST EWELL, EPSOM, SURREY KT19 9RT

Occupation FREELANCE GROOM

Present When the Common Seal of

Greenworld International Resources Limited

Was affixed hereto

In the presence of ....

Director (NIALL SHANAHAN)

....

Secretary (WOLFGANG HEINL)

In the presence of

Witness Signature ....

Name LILY RAFTERY

Address NO 1 MAIN ST.

BLESSINGTON, CO. WICKLOW

Occupation SECRETARY